Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2012, except for Note 1, for which the date is July 31, 2012, with respect to the consolidated financial statements and schedule of TransUnion Corp. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-182948) and the related Prospectus of TransUnion Holding Company, Inc. for the registration of $600,000,000 9.625%/10.375% Senior PIK Toggle Notes due 2018 of TransUnion Holding Company, Inc.

/s/ Ernst & Young, LLP

Chicago, Illinois

August 31, 2012